EXHIBIT 10U
COGNEX CORPORATION
SUMMARY OF DIRECTOR COMPENSATION
Cognex Corporation (the “Company”) pays each Director (other than Robert J. Shillman and Patrick A. Alias) an annual fee for his services on the Company’s Board of Directors and its committees, plus additional amounts for participation in on-site and telephonic meetings. The amounts paid on or after April 23, 2009 were reduced by 10% as part of the Company’s cost-cutting efforts. As a result, each Director receives cash compensation in the amount of $6,750, plus an additional $4,500 for each meeting attended in person before April 23, 2009 and $4,050 for each meeting attended in person on or after April 23, 2009. Each Director receives $500 for each meeting attended via telephone before April 23, 2009 and $450 for each meeting attended via telephone on or after April 23, 2009. Each Director who serves on the Compensation/Stock Option Committee of the Company’s Board of Directors receives an annual fee of $2,000, plus $500 for each meeting attended before April 23, 2009 and $450 for each meeting attended on or after April 23, 2009 if the meeting is on a day other than that of a Board meeting. Each Director who serves on the Audit Committee of the Company’s Board of Directors receives an annual fee of $4,500. The Chairman of the Audit Committee receives an additional fee of $3,000 for the year. Each Audit Committee member receives an additional $500 for each telephonic meeting attended to discuss the Company’s financial results and related topics if the meeting was before April 23, 2009 and $450 if the telephonic meeting is on or after April 23, 2009. And, each Director who serves on the Nominating Committee receives an annual fee of $500.
Dr. Shillman, who is the Company’s Chief Executive Officer and President, and Mr. Alias, who is a non-executive employee of Cognex, receive no additional cash compensation to serve on the Company’s Board of Directors.
The Directors (other than Dr. Shillman) are eligible to receive an annual stock option grant as determined by the Compensation Committee.